Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statements on Forms S-8 Nos. 333-110479, 333-112587, 333-114546, 333-121234, 333-143004, 333-159715, 333-164792 and 333-144820 and Form S-3 Nos. 333-153596, 333-167188 and 333-171936 of ADA-ES, Inc. and Subsidiaries of our report dated March 15, 2012 relating to our audit of the consolidated financial statements and internal control over financial reporting of the Company, which appears in this Annual Report on Form 10-K of ADA-ES, Inc. and Subsidiaries as of and for the year ended December 31, 2011.

/s/ Ehrhardt Keefe Steiner & Hottman PC

Denver, Colorado

March 15, 2012